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                                                              FILE NO. 333-28537
                                                                  RULE 424(B)(3)

                             PROSPECTUS SUPPLEMENT
                       (TO PROSPECTUS DATED JULY 7, 1997)
                 (TO PROSPECTUS SUPPLEMENT DATED JULY 7, 1997)
                                     PROSPECTUS NUMBER: 1622
                                           DATE: 12/05/97

                           MERRILL LYNCH & CO., INC.
                          MEDIUM-TERM NOTES, SERIES B
                   DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

                                FIXED RATE NOTES

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

PRINCIPAL AMOUNT:         $50,000,000.00


TRADE DATE:               December 5, 1997


ORIGINAL ISSUE DATE:      December 18, 1997


MATURITY DATE:            December 18, 2017


INTEREST RATE:            7.03%


INTEREST PAYMENT DATES:   Semiannually on June 18th and December 18th, commencing June 18, 1998 and subject to the following business day convention.


OPTIONAL REPAYMENT DATES: See "Other Provisions" below


INITIAL REDEMPTION DATE:  December 18, 2001


OTHER PROVISIONS:         Notwithstanding anything to the contrary contained herein, interest on the Notes shall be payable semiannually on the 18th day of each June and December and at
                          Maturity (the "Interest Payment Dates"), commencing on June 18, 1998. This Note is subject to redemption at the option of the Company, in whole, on the Interest
                          Payment Date occuring on December 18, 2001, and on each Interest Payment Date occuring in June or December thereafter (the "Redemption Date") at the Redemption
                          Price together with interest thereon payable to the Redemption Date, on notice given, not more than 60 days nor less than 30 days prior to the Redemption Date.
                          The Redemption Price with respect to this Note shall be 100% of the principal amount of the Notes.


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            The date of this Prospectus Supplement: December 5, 1997